EX 10.1 Promissory note for real estate term loan, executed February 21, 2014

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$542,179.13	2/10/2014	1/27/2019	9001	1E1 / 4002	2749663	26118

Borrower:    TOROTEL PRODUCTS, INC.
620 North Lindenwood
Olathe, KS 66062-1276

Lender:	Commerce Bank Lenexa Banking Center
8700 Monrovia, Suite 206
Lenexa, KS 66215

Principal Amount: $542,179.13    Date of Note: February 10, 2014

PROMISE TO PAY. TOROTEL PRODUCTS, INC. ("Borrower") promises to pay to Commerce Bank ("Lender"), or order, in lawful money of the United States of America, the principal amount of Five Hundred Forty-two Thousand One Hundred Seventy-nine & 13/100 Dollars ($542,179.13), together with interest on the unpaid principal balance from February 10, 2014, calculated as described in the "INTEREST CALCULATION METHOD" paragraph using an interest rate of 4.050%, until paid in full. The interest rate may change under the terms and conditions of the "INTEREST AFTER DEFAULT" section.
PAYMENT. Borrower will pay this loan in 59 regular payments of $4,873.24 each and one irregular last payment estimated at $345,409.50. Borrower's first payment is due February 27, 2014, and all subsequent payments are due on the same day of each month after that. Borrower's final payment will be due on January 27, 2019, and will be for all principal and all accrued interest not yet paid. Payments include principal and interest. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any unpaid collection costs; and then to any late charges. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.
INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method. This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Note.
PREPAYMENT PENALTY. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law.    Upon prepayment of this Note, Lender is entitled to the following prepayment penalty: The interest rate and other charges, if any, in relation to this Loan have been negotiated based upon the assumption that the principal balance will be repaid in accordance with the established amortization schedule. Due to the uncertainty of calculating actual damages sustained in the event of prepayment of this obligation, the undersigned agrees to pay to Bank a prepayment premium, as liquidated damages and not as a penalty, in the amount of any prepayment made whether as a result of acceleration or otherwise more than 15 days in advance of the scheduled maturity multiplied by the following percentages: Three (3) percent for prepayments made during the first loan year (loan years shall commence on the Note Date or the date of Conversion to a fixed rate as the case may be); two (2) percent, for payments made during the second loan year; and one (1) percent for prepayments made anytime thereafter prior to maturity; provided, however, Borrower reserves the right to make one or more principal prepayments in each loan year in an aggregate amount up to $100,000.00 without premium or penalty so long as Lender determines that the source of the prepayments are made from internally generated funds from the operations of Borrower. Any amounts permitted by the preceding provision but not prepaid in any loan year shall lapse, and may not be carried over to any future loan year. Except for the foregoing, Borrower may pay all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Commerce Bank, Lenexa Banking Center, 8700 Monrovia, Suite 206, Lenexa, KS 66215.
LATE CHARGE. If a payment is 15 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $250.00, whichever is less.
INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be increased by 3.000 percentage points. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.
DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:
Payment Default. Borrower fails to make any payment when due under this Note.
Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.
Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.
False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.
Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.
Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However. this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.
Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.
Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.
Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.
Insecurity. Lender in good faith believes itself insecure.
LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.
ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else who is not Lender's salaried employee to help collect this Note if Borrower does not pay. Borrower will be liable for all reasonable costs incurred in the collection of this Note, including but not limited to, court costs, attorneys' fees and collection agency fees, except that such costs of collection shall not include recovery of both attorneys' fees and collection agency fees.
JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.
GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Kansas without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of Kansas.

RIGHT OF SETOFF. To the extent permitted by applicable law. Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts.
ELECTRONIC RECORDS. The undersigned agrees that this document and all paper records related to the transaction with which this document is a part and whether or not the paper records were submitted in advance of, contemporaneously with or subsequent to, the execution of this document may, at the option of the Lender, be converted by any digital or electronic method or process to an electronic record or subsequently further converted or migrated to another electronic record format or electronic storage medium. The undersigned further agrees that upon conversion to an electronic record as authorized herein such electronic record shall be the record of the transaction and the electronic record shall have the same legal force and effect as the paper documents from which it was converted. The undersigned waives any legal requirement that any documents digitally or electronically converted be embodied, stored, or reproduced in a tangible media. The undersigned further agrees that a printed or digitally reproduced copy of the electronic record shall be given the same legal force and effect as a signed writing. In addition, the undersigned authorizes and agrees to destruction of the paper documents by the Lender upon conversion of the paper documents to a digital or electronic record.
SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.
GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.
PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE.
BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

TOROTEL PRODUCTS, INC.

By:	/s/ Dale H. Sizemore, Jr.	By:	/s/ H. James Serrone
	Dale H. Sizemore, Jr.		H. James Serrone
	Chief Executive Officer and		Chief Financial Officer and
	President		Secretary
	Date: February 21, 2014		Date: February 21, 2014